Exhibit 99.1

VILLAGE SUPER MARKET, INC.
EXECUTIVE OFFICES
733 Mountain Avenue
Springfield, New Jersey 07081

VILLAGE SUPER MARKET, INC. ANNOUNCES THE PASSING OF ITS
CHAIRMAN OF THE BOARD WILLIAM PERRY SUMAS

Springfield, New Jersey, July 17, 2024 - Village Super Market, Inc. (NASDAQ: VLGEA), is deeply saddened to announce the passing of William P. Sumas (Bill), Chairman of the Board, member and key leader in the Wakefern Food Corp. (Wakefern) cooperative and the supermarket industry.

Mr. Sumas, 77, passed peacefully surrounded by loved ones on Thursday, July 11, 2024. Mr. Sumas joined Village in 1960 and served as Chairman of the Board since 2017. He was also the longest serving Chairman of the Board of the New Jersey Food Council from 2000-2007.

The Board of Directors issued the following statement: “We are deeply saddened by the passing of William Sumas. Bill was a visionary leader whose passion for excellence and dedication to his family, our industry, and the communities we serve made an enduring impact far beyond Village Super Market and Wakefern. Throughout his illustrious career, Bill's leadership and innovative spirit propelled Village to unprecedented success. Bill’s commitment to creating deep connections with the community and governmental agencies created pathways of cooperation throughout Village’s trade area. His commitment elevated Village Super Market beyond a grocer to a true community stakeholder. Beyond his professional achievements, Bill will be remembered for his kindness, generosity and unwavering integrity.”

Robert Sumas, Chief Executive Officer and Vice Chairman of the Board of Directors, will be the interim Chairman of the Board until the Board meets to appoint a new Chair.

About Village
Village Super Market, Inc. was founded in 1937. Village operates a chain of 34 supermarkets in New Jersey, New York, Maryland and Pennsylvania under the ShopRite and Fairway banners and three Gourmet Garage specialty markets in New York City. For more information, please visit Village Super Market, Inc. at www.myvillagesupermarket.com.

Contact: Amanda Fischer, Marketing Manager
(973) 467-2200
VillageInvestorRelations@wakefern.com

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by Village Super Market, Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.